Exhibit 10.15

COMMON STOCK PURCHASE AGREEMENT

TIDS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of January 31, 2021 is made by and between Siebert Financial Corp. (“Siebert”), a New York corporation (the “Buyer”), and OpenHand Holdings, Inc. (“OpenHand”), a Delaware corporation (the “Seller” or “Company”).

W I T N E S S E T H

WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Buyer wishes to purchase from the Company and the Company desires to issue and sell to the Buyer shares of the Company’s restricted common stock with $0.0001 par value per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties and covenants herein contained, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.	Purchase and Sale.

1.1.            The Purchase. On and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) the Buyer shall purchase from the Company, and the Company shall issue, sell, convey and deliver to the Buyer, legal and beneficial ownership of shares of the Company’s restricted Common Stock (the “Shares”) for the consideration specified below, free and clear of all encumbrances.

1.2.            Closing. As soon as practicable after all the conditions precedent set forth in this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date as the Parties hereto may agree in writing, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) that shall be held no later than 10:00 a.m., New York City time, at the New York City offices of Gusrae Kaplan Nusbaum PLLC, 120 Wall Street, New York, New York 10005, or at such other time or place as the Parties hereto may agree in writing (the date on which the Closing takes place being the “Closing Date”).

1.3.            Purchase Price. For purposes of determining the purchase price (the “Purchase Price”) of the Purchased Interest, the parties establish the value of OpenHand at $42.5 million with the purchase equal to 5% of the issued and outstanding common stock of OpenHand for a purchase price of $2,125,000.

Siebert shall pay the Purchase Price by issuing to the Selling Members that number of shares of Siebert common stock, par value $0.01 per share (the “Siebert Common Stock”) having a total Adjusted Value (defined below) equal to $1,275,000. The determination of the per share value of the shares of Siebert Common Stock shall be valued on the 30 day trailing average of SIEB’s per share closing prices on NASDAQ on the date of execution of this Agreement. The trailing 30 day commencement date will commence on the date of execution of the Transaction Documents effecting this binding letter of intent. It is understood that to arrive at a 5% stake in the post-investment valuation of OpenHand, additional consideration of approximately $100k, +/-, will be required.

The parties agree that the Siebert Common Stock shall bear a restrictive legend prohibiting their transfer except in compliance with relevant securities laws and NASDAQ rules.

In addition to the issuance of the Siebert Common Stock described above, Siebert shall pay $850,000 in cash to OpenHand and at the discretion of OpenHand’s board will allocate no less than 50% to OpenHand’s operating requirements.

Siebert agrees to take all necessary steps to register the Siebert Common Stock issued to OpenHand as part of the Purchase Price. Siebert will upon execution of this binding Agreement commence the efforts to file a Shelf Registration with the SEC. Shelf Registration to be completed within six months of Closing. If not, a penalty of 10% in cash (based on the valuation attributable to the Siebert Common Stock as a part of the Purchase Price) will be incurred and an additional 10% cash penalty at each subsequent sixth month anniversary of the date of this Agreement that the shares continue to bear a restrictive legend.

1.4.            Payment. Payment of the cash amount of the Purchase Price shall be made by Purchaser on the Closing Date by wire transfer, in immediately available funds, to an account specified in writing by the Company.

2.	Representations and Warranties of the Company.

The Seller hereby represents and warrants to the Buyer as follows:

2.1.          Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder. The Company’s execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and constitutes, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

2.2.            Organization and Qualification. The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdictions of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its property and to conduct the business in which it is engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the results of operations, assets, business or financial condition of the Company (a “Material Adverse Effect”).

2.3.            Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a)               conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s certificate of incorporation and bylaws,

(b)              violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company has knowledge of and is subject to, or

(c)               constitute an event of default under any material agreement to which the Company is a party.

2.4.	Capitalization.

(a)               The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock of which 2,553,191 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Common Stock have been duly and validly authorized, are fully paid and nonassessable. There (a) are no outstanding or authorized options, warrants, or other rights, agreements, arrangements, commitments or any obligation of the Company to issue or sell any of its shares of Common Stock; and (b) is no obligation of the Company to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(b)               Upon the issuance of the Shares to the Buyer at the Closing, the Shares shall represent not less than 5% of the issued and outstanding shares of Common Stock of the Company.

2.5.            Issuance of the Shares. The Shares have been duly and validly authorized and, when issued upon the Closing, the Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws.

2.6.            Rule 506 Compliance. The Company is not disqualified from relying on Rule 506 of Regulation D for any of the reasons stated in Rule 506(d) in connection with the issuance and sale of the Shares pursuant to this Agreement. The Company has exercised reasonable care, including without limitation, conducting a factual inquiry that is appropriate in light of the circumstances, into whether any such disqualification under Rule 506(d) exists.

3.	Representations and Warranties of the Buyer.

Buyer hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (as hereinafter defined) as follows:

3.1.            Authorization: Enforcement; Validity. The Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder. The Buyer’s execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no further corporate action is required by the Buyer, its board of directors or its stockholders in connection therewith. This Agreement has been (or upon delivery will have been) duly executed by the Buyer and constitutes, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2.             Organization and Qualification. The Buyer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its respective businesses requires such qualification, and has all power and authority necessary to own or hold its property and to conduct the business in which it is engaged, except where the failure to be so qualified or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

3.3.            Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a)               conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Buyer’s certificate of incorporation and bylaws,

(b)               violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer has knowledge of and is subject to, or

(c)               constitute an event of default under any material agreement to which the Buyer is a party.

3.4.            Accredited Investor Status. Buyer is an accredited investor as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

3.5.            Investment Intent. The Buyer is acquiring the Shares for its own account and for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Shares except in compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and applicable state securities laws.

3.6.            Restricted Securities. The Buyer understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation and may not be able to satisfy.

3.7.            No Public Market. The Buyer understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.8.            Legends. The Buyer understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(a)            “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.10          No Bad Actor Disqualifications. Neither the Buyer nor any of its officers or directors is subject to disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act and disclosed in writing in reasonable detail to the Company.

4.	Additional Considerations.

OpenHand and its affiliates agree OpenHand will provide Siebert’s broker dealer subsidiary Muriel Siebert & Co., Inc. (“MSCO”), with the right to create an OpenHand division (the “Division”), which shall have the right to OpenHand’s software including, without limitation, the OpenHand version of InteliClear’s post trade processing software for equities, options, mutual funds, fixed income, fractional shares, and digital assets and Trade Zero and Trade Zero’s OMS for OpenHand customer-facing technology (digital onboarding, ACH integration, mobile, pro and web trading platforms and digital communications inclusive of related updates) to create a subscription/membership brokerage unit within MSCO. The specifics of such Division and its participants and control are set forth below.

5.	Future Acts.

a.                      The acquisition of OpenHand by an affiliate of OpenHand is prohibited and such prohibition is a material term of this Agreement.

b.                    While the OpenHand Division of MSCO is functioning, MSCO will not set up a subscription based competing division or activity within MSCO.

c.                      If OpenHand is sold to an independent third party, MSCO shall have no less then ninety (90) days from written notification of the sale to cease using the OpenHand software and name. If and in such event, MSCO may in its discretion set up a subscription based zero commission division within MSCO, with no restrictions or limitations.

d.                      OpenHand and its affiliates are prohibited directly or indirectly from authorizing and/or participating in any third partys’ attempt to compete with the OpenHand division of MSCO, including but not limited to, being investors or advisors to such a competing entity.

e.                      In the event that OpenHand and/or InteliClear Corp. is sold to an independent party, then and in such event, MSCO will have the option to receive a license directly from InteliClear Corp. for $60,000 month, for 36 months following the launch of Siebert’s current business lines on the InteliClear platform. Siebert also will have an option to purchase a license directly from InteliClear.

f.                      Muriel Siebert & Co., Inc. will be the self-clearing broker-dealer (under a new DTCC number, to be determined, which will be rolled up to the master DTCC #0445 currently in place) for OpenHand accounts with utilization of OpenHand’s version oflnteliClear for post trade processing of OpenHand member products (equities, options, mutual funds, fixed income, fractional shares, and digital assets) and Trade Zero’s OMS for OpenHand customer-facing technology (digital onboarding, ACH integration, mobile, pro and web trading platforms and digital communications inclusive of related updates).

g.                      MSCO may in its discretion utilize the InteliClear license for InteliClear’s back office at a fee of $60,000 @month payable to InteliClear. The conversion of current MSCO business line onto lnteliClear may, in MSCO’s discretion, be commenced following the launch of OpenHand, at such conversion, MSCO shall commence payments to OpenHand.

6.	Division.

a.                      Daniel Pipitone and John Paul DeVito will determine with MSCO which personnel, resources, and technologies will be needed for OpenHand’s integration and day-to-day operations for the creation of the Division.

b.                    The Division will be overseen by a management committee (the “Management Committee”), within MSCO that will control the day-to-day activities of the Division. The Management Committee will initially consist of Daniel A. Pipitone, John Paul DeVito, Michael J. Colombino and John M. Gebbia.

c.                      MSCO/SIEB will maintain all required capital (operating and net capital) for DTCC, NSCC, OCC, FICC and Securities Lending.

d.                      5/95 (pro rata to ownership) split between SIEB/OH depending on source of the account, subject to MSCO/SIEB’s existing business arrangements upon mutually agreed upon terms.

e.                      agreed upon terms.

All direct and indirect expenses come off top line revenue upon mutually

7.	Conditions Precedent to Obligations of the Buyer.

The obligations of the Buyer to effect the Closing and the performance of the other transactions contemplated hereby are conditioned upon the following, any one or more of which may be waived by the Buyer:

7.1.                    No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or financial condition or the results of operations of the Company.

7.2.                    No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the Buyer’s acquisition of the Shares pursuant hereto.

7.3.                    Representations, Warranties. The material representations and warranties of the Company set forth in this Agreement shall be materially true and correct as of the Closing Date.

8.	Conditions Precedent to Obligations of the Seller

The obligations of the Company to effect the Closing and the performance of the other transactions contemplated hereby is conditioned upon the following, any one or more of which may be waived by the Company:

8.1.                    Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time.

8.2.                    No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the Buyer’s acquisition of the Shares or consummation of any or all of the contemplated transactions, or that will require any divestiture as a result of Buyer’s acquisition of the Shares.

8.3.                    Further Assurances. The Buyer shall have furnished such further documents and instruments, taken such further actions, and given such further assurances as requested by Seller.

9.                  Closing Deliveries.

9.1.                    Deliveries by the Company. At the Closing, the Company shall deliver stock certificates to the Buyer representing the Shares in form and substance reasonably acceptable to the Buyer;

9.2.                    Deliveries by the Buyer. At the Closing, the Buyer shall deliver payment of that part of the Purchase Price, payable in cash and restricted securities representing that part of the Purchase Price paid in Siebert Shares as set forth above.

10.              Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Buyer shall not assign, encumber or dispose of any interest in the Shares except in compliance with applicable laws.

10.1.               Right of Notice. Should OpenHand receive an offer to buy all or any part of OpenHand, OpenHand will give notice of same to Siebert as will be more fully set forth in the Transaction Documents.

10.2.                Options. Siebert or its designees shall be granted an option to purchase an additional seven and one half (7.5%) percent of OpenHand for eighteen (18) months following the actual launching of the OpenHand platform, at a $60,000,000 valuation with payment methodology and proportions as paid for the Shares.

In addition, Siebert or its designees will have the right to participate in all future funding to maintain its percentage ownership interest in OpenHand provided Siebert pays its prorata share of the funding.

11.	Miscellaneous

11.1.                Modification; Waiver. This Agreement may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by each of the parties hereto. No waiver by any party of any term or condition hereof, or the breach of any covenant, agreement, warranty, representation or provision contained herein, in any one or more instances, shall be made or construed as a further continuing waiver of any such term, condition or breach or a waived of any other term, condition or breach.

11.2.                Entire Agreement. This Agreement, including the other docwnents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

11.3.                Notices. All notices to a party shall be addressed to such party at the address set forth below or to such other place as may be designated by written notice to the other party. Notice shall be sufficient when delivered by hand; when sent by telecopy with the original thereof posted first-class mail, postage prepaid, within two (2) business days thereafter; when posted certified mail, postage prepaid, return receipt requested; or when delivered by a overnight or private courier, requesting evidence of receipt as part of its service. Any such notice shall be addressed to the party at its email address and its address described below, and shall be effective when first received. Unless otherwise notified in writing, each party shall direct all swns payable to the other party at its address for notice purposes. For purposes hereof, the addresses of the parties shall be as follows:

If to the Buyer, to:

Siebert Financial Corp.
120 Wall Street

New York, New York 10005

Attention: Andrew Reich, Chief Financial Officer

If to the Company, to:

OpenHand Holdings, Inc.

2 King Arthur Ct., Suite 1OOA

North Brunswick, New Jersey 08890
Attention: John Paul DeVito, CEO

11.4.                Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns pennitted hereby, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the express prior written consent of the other party. Except as aforesaid, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their said successors and assigns permitted hereby, any rights, remedies or obligations under or by reason of this Agreement.

11.5.                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule oflaw or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

11.6.                  Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, by facsimile or email shall be as effective as delivery of a manually executed counterpart thereof.

11.7.                 References. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any reference herein to a section shall be deemed to refer to the applicable section of this Agreement unless otherwise stated herein. Any reference to a Schedule or Exhibit shall be deemed to refer to the applicable Schedule or Exhibit attached hereto, incorporated herein by this reference.

11.8.                 Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts oflaws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

11.9.                 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

11.10              No Presumption Against Drafter. Neither of the parties hereto shall be considered to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. No reliance was placed on any representation other than those contained herein.

11.11.              Advice of Counsel. The parties acknowledge and agree that they have had the opportunity to be represented by independent counsel in the negotiation, preparation and execution of this Agreement and that each of them has read this Agreement and has had the opportunity to have it fully explained by his or its counsel prior to execution and is fully aware of its contents and legal effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Siebert Financial Corp.

/s/ Andrew Reich
Name: Andrew Reich
Title: Chief Financial Officer

OpenHand Holdings, Inc.

/s/ John Paul Devito
Name: John Paul DeVito
Title: Chief Executive Officer

/s/ Daniel Pipitone
Name: Daniel Pipitone
Title: Founder

As to paragraph 5(e)
InteliClear Corp.

/s/ Martin Barretto
Name: Martin Barretto
Title: Managing Member